ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated February 7, 2014

UBS AG Short Leverage Securities
Linked to the S&P 500® Total Return Index

UBS AG $•   Securities Linked to the S&P 500® Total Return Index due [•  ]

Investment Description

UBS AG Short Leverage Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS”) with returns linked to the inverse performance of the S&P 500® Total Return Index (the “underlying index”). The Securities are designed to replicate a leveraged, short position in the underlying index. Each $10.00 principal amount of the Securities is being offered for $10.00 plus an upfront fee. If the Securities have not been redeemed prior to maturity, for each $10.00 Security, UBS will pay you at maturity a cash payment per Security equal to (i) $10.00 plus a return equal to double the inverse index return, plus (ii) the interest amount, minus (iii) the accrued borrow cost, minus (iv) the investor fee. The amount payable, if any, will never be less than zero. The Securities will be subject to automatic early redemption if either (i) the underlying index level at any time during the period from, but excluding, the trade date to, and including the final valuation date is greater than the early redemption level or (ii) upon the occurrence of a hedging disruption event (in either case, an “early redemption event”). An early redemption event caused by a breach of the early redemption level will likely result in the loss of a substantial portion, or all, of your principal amount. Investors will not receive any periodic interest payments during the term of the Securities. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. In addition to being subject to the upfront fee, the investor fee and the accrued borrow cost, your return on the Securities will be reduced by any positive performance of the underlying index on a leveraged basis resulting in a loss of more than the positive index return. You will have a loss on your investment if the index return is positive or not sufficiently negative to offset the effect of the upfront fee, the investor fee and the accrued borrow cost (after taking into account the interest amount). Any payment on the Securities is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and could lose your entire investment.

Features
☐	Leveraged Inverse Exposure: The Securities provide leveraged short exposure to any positive or negative returns of the underlying index from the trade date to the relevant valuation date. Therefore, if you have a bearish view of the underlying index or want to hedge a position in the underlying index, the Securities provide the opportunity to multiply the absolute value of any negative return of the underlying index, plus the interest amount, minus the accrued borrow cost and less the effect of the upfront fee and the investor fee. However, if the underlying index appreciates, after taking into account the upfront fee, investor fee, and accrued borrow costs and interest, you would experience a loss that is more two times than the appreciation of the underlying index.
☐	Early Redemption: UBS will automatically redeem the Securities early if either (i) the underlying index level at any time during the period from, but excluding, the trade date to, and including the final valuation date is greater than the early redemption level or (ii) upon the occurrence of a hedging disruption event. An early redemption event caused by a breach of the early redemption level would likely result in the loss of a substantial portion, or all, of your principal amount. You may also elect to have UBS redeem the Securities early during the optional redemption period provided you comply with the optional early redemption requirements detailed on page 7, including the minimum redemption of 100,000 Securities ($1,000,000 aggregate principal amount).

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE A LEVERAGE FACTOR WHICH INCREASES THE MARKET RISK OF THE UNDERLYING INDEX. THIS LEVERAGE RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 11 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-15 OF THE SHORT LEVERAGE SECURITIES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering*

These preliminary terms relate to an unlimited number of unscheduled offerings with maturities of approximately five years. The Securities offered hereby are linked to the S&P 500® Total Return Index. The initial level for each Security will be set on the trade date for that Security. The performance of each Security will not depend on the performance of any other Security.

Underlying Index	Index Ticker	Initial Level	Term	Trade Date	Settlement Date	Final Valuation Date	Maturity Date	CUSIP/ISIN
S&P 500® Total Return Index	SPXT	•	Approximately 5 years	•	•	•	•	•
*	You and your financial advisor may agree on individual offerings of the Securities for your account, subject to the approval of the Issuer. You and your financial advisor will agree upon the trade date for your individual offering. The settlement date will then be the third business day following such trade date. The maturity date will be the day occurring five years and one day after the settlement date unless such day is not a business day, in which case the maturity date will be the first business day occurring after such day. The final valuation date will be three business days prior to the maturity date. We reserve the right to cancel, suspend, postpone or terminate any offering at any time prior to issuance. In the event that we make any changes to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Securities remains the same.

The estimated initial value of the Securities as of the trade date is expected to be $9.945 for Securities linked to the S&P 500® Total Return Index. The estimated initial value Securities was determined on the date of this free writing prospectus by reference to the formula for determining the redemption amount as if the trade date was the date of redemption. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 11 and 12 of this free writing prospectus.

UBS Financial Services Inc.	UBS Investment Bank

See “Additional Information about UBS and the Securities” on page 3. The Securities will have the terms set forth in the Short Leverage Securities product supplement relating to the Securities, the accompanying prospectus and this free writing prospectus. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying product supplement, index supplement or prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
5-year Securities Linked to the S&P 500® Total Return Index	•	$10.35	•	$0.35	•	$10.00

The issue price of each Security exceeds the $10.00 principal amount per Security by the amount of the upfront fee of $0.35 detailed in the table above as underwriting compensation received by UBS Financial Services, Inc.

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by an index supplement and a product supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to these offerings that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you the prospectus, the index supplement and the product supplement if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Product Supplement dated September 14, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000139340112000313/c323838_690770-424b2.htm

♦	Index Supplement dated January 24, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512021889/d287369d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “ Short Leverage Securities” or the “Securities” refer to different Securities that are offered hereby. References to the “Short Leverage Securities product supplement” or “product supplement” mean the UBS product supplement, dated September 14, 2012, references to the “index supplement” mean the UBS Index Supplement, dated January 24, 2012 and references to ``accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants”, dated January 11, 2012.

This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks'' beginning on page 11 and in “Risk Factors'' in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the leverage risk and risk of loss of your entire initial investment.
♦	You seek leveraged short exposure to the underlying index.
♦	You do not require an investment designed to guarantee a full return of principal at maturity.
♦	You can tolerate a loss of all or a substantial portion of your investment in the Securities.
♦	You believe that the level of the underlying index will decrease sufficiently over the term of the Securities to offset the effect of the upfront fee, the investor fee and the accrued borrow cost.
♦	You can tolerate the potentially large movements positively and negatively in the value of the Securities prior to maturity.
♦	You are willing to hold the Securities to maturity, a term of approximately 5 years, but can tolerate an automatic early redemption of the Securities, which if caused by a breach of the early redemption level will likely result in a significant or complete loss on your investment.
♦	You do not seek periodic income from your investment.
♦	You are not seeking an investment for which there will be an active secondary market.
♦	You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.
♦	You understand that the estimated initial value of the Securities is lower than the issue price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the leverage risk and risk of loss of your entire initial investment.
♦	You are not seeking leveraged short exposure to the underlying index.
♦	You require an investment designed to guarantee a full return of principal at maturity.
♦	You seek an investment designed to return the full principal amount at maturity.
♦	You cannot tolerate a loss of all or a substantial portion of your investment in the Securities.
♦	You believe that the level of the underlying index will increase over the term of the Securities or will not decrease sufficiently to offset the effect of the upfront fee, the investor fee and the accrued borrow cost.
♦	You are unable or unwilling to hold the Securities to maturity, a term of approximately 5 years.
♦	You cannot tolerate an automatic early redemption of the Securities.
♦	You seek periodic income from your investment.
♦	You seek an investment for which there will be an active secondary market.
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of non-structured fixed income investments with comparable maturities and credit ratings.
♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 11 of this free writing prospectus for risks related to an investment in the Securities.

Indicative Terms

Issuer	UBS AG, London Branch
Issue Price per Security	$10.00 plus the upfront fee set forth on the cover of this free writing prospectus. The Securities are offered at a minimum investment of 100 Securities.
Principal Amount per Security	$10.00
Underlying Index	S&P 500® Total Return Index
Leverage Factor	2
Payment at Maturity or upon an Early Redemption	Unless your Securities are redeemed early, on the maturity date UBS will pay you a cash payment per Security equal to the redemption amount.
If your Securities are redeemed early pursuant to an optional early redemption or an early redemption event, UBS will pay you a cash payment per Security equal to the redemption amount five business days following the applicable valuation date (the “early redemption settlement date”), and no further amounts will be owed to you under the Securities.
Redemption Amount	For each $10.00 Security, an amount equal to (i) the product of (a) the principal amount and (b) 1 – (leverage factor × index return), plus
(ii) the interest amount, minus (iii) the accrued borrow cost, minus (iv) the investor fee.
Expressed as a formula: $10.00 × [1 – (leveraged factor × index return)] + interest amount – accrued borrow cost – investor fee
Any negative redemption amount will be deemed to be equal to zero. Therefore, your maximum loss under the Securities is your full initial investment.
In addition to being subject to the upfront fee, the investor fee and the accrued borrow cost, your return on the Securities will be reduced by any positive performance of the underlying index on a leveraged basis. You will have a loss on your investment if the index return is positive or not sufficiently negative to offset the effect of the upfront fee, the investor fee and the accrued borrow cost (after taking into account the interest amount).
Index Return	Final Level – Initial Level Initial Level
Initial Level	The closing level of the underlying index on the trade date.
Final Level	The closing level of the underlying index on the applicable valuation date.
Valuation Date	If an early redemption event occurs, the applicable valuation date will be that day (or the following trading day if such early redemption event occurs on a day that is not a trading day).
If the Securities are subject to an optional early redemption, the applicable valuation date will be the first trading day following the effective date of your election to redeem the Securities in accordance with the redemption procedures described herein on page 7 (the “redemption notice date”).
For determining the redemption amount at maturity, the applicable valuation date will be the final valuation date.
The applicable valuation date is subject to postponement upon the occurrence of a market disruption event as described in the product supplement. For avoidance of doubt, if an early redemption event occurs on the redemption notice date, the applicable valuation date will be that day (or the following trading day if such early redemption event occurs on a day that is not a trading day).
Investor Fee	Your redemption amount, if any, will be reduced by the investor fee. The investor fee will accrue daily on the principal amount at a rate of 0.55% per annum per Security, subject to a minimum investor fee of $0.055 per Security. The investor fee will be calculated on the basis of actual number of calendar days elapsed divided by 360.

Interest Amount	An amount equal to the amount of interest accrued on the interest notional at a rate per annum equal to overnight USD LIBOR calculated on the basis of actual number of calendar days elapsed divided by 360 and compounded on each business day during the accrual period.
Interest Notional	An amount equal to the product of the principal amount multiplied by 3.
Accrual Period/ Observation Period	The period from, but excluding, the trade date to, and including the applicable valuation date.
Overnight USD LIBOR	As of any calendar day during the accrual period, the London interbank offered rate (British Banker’s Association) for overnight deposits in U.S. dollars, which is displayed on Reuters page LIBOR01 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks, as determined by the calculation agent), as of 11:00 a.m., London time, on the day that is one LIBOR business day prior to such date of determination.
LIBOR Business Day	Any trading day other than a day on which banking institutions in the city of London, England are authorized or obligated by law or executive order to be closed.
Accrued Borrow Cost	The sum of the daily borrow costs calculated for each calendar day during the accrual period.
Daily Borrow Cost	For each calendar day during the accrual period, the daily borrow cost is equal to the quotient of (i) the borrow notional multiplied by the borrow rate, divided by (ii) 360.
Borrow Notional	As of any calendar day during the accrual period, an amount equal to the product of (i) the principal amount, multiplied by (ii) the leverage factor, multiplied by (iii) the quotient of (a) the closing level of the underlying index on the immediately preceding index business day, divided by (b) the initial level.
Borrow Rate	As of any calendar day during the accrual period, the reference rate plus the greater of (i) zero and (ii) the overnight USD LIBOR minus the Fed Funds Open Rate.
Reference Rate	0.30% per annum.
Fed Funds Open Rate	As of any calendar day during the accrual period, the rate for U.S. dollar federal funds on such day as displayed on Bloomberg Professional service (“Bloomberg”) page “FEDSOPEN <Index>” or any other successor page for determining such rate available on Bloomberg. The Fed Funds Open Rate for a calendar day which is not a business day shall be deemed to be the Fed Funds Open Rate as of the previous day that was a business day.
Optional Early Redemption	You may elect to require UBS to redeem your Securities on any business day during the optional redemption period (subject to the minimum redemption amount of at least 100,000 Securities), as further described herein on page 7.
Early Redemption Event	The Securities will be automatically redeemed early if (i) the underlying index level at any time on any index business day during the observation period is greater than the early redemption level or (ii) a hedging disruption event occurs as described herein on page 14.
Upon the occurrence of an early redemption event due to a breach of the early redemption level, any redemption amount paid by UBS will likely be significantly less than your initial investment in the Securities and could be zero.
Early Redemption Level	135% of the initial level.
Underlying Index Level	As of any time on any index business day during the observation period, the level of the underlying index published at such time on such day on the Bloomberg page “SPXT <INDEX>”.
Index Business Day	Any trading day on which the underlying index is calculated and published by the index sponsor, as determined by the calculation agent.
Index Sponsor	Standard and Poor’s Financial Services LLC, a subsidiary of the McGraw Hill Companies.

Determining Payment at Maturity or upon an Early Redemption

The redemption amount, if any, UBS will pay you at maturity or upon an early redemption will be calculated as follows:

$10.00 × [1 – (Leverage Factor × Index Return)] + Interest Amount – Accrued Borrow Cost – Investor Fee

Upon the occurrence of an early redemption event due to a breach of the early redemption level, the redemption amount you receive is likely to be significantly less than your initial investment in the Securities and could be zero.

In addition to being subject to the upfront fee, the investor fee and the accrued borrow cost, your return on the Securities will be reduced by any positive performance of the underlying index on a leveraged basis. You will have a loss on your investment if the index return is positive or not sufficiently negative to offset the effect of the upfront fee, the investor fee and the accrued borrow cost (after taking into account the interest amount). You may lose your entire investment in the Securities.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Optional Early Redemption

You may elect to require UBS to redeem your Securities, in whole or in part, prior to the maturity date (an “optional early redemption”) on any business day during the optional redemption period (as defined below), subject to a minimum redemption amount of at least 100,000 Securities ($1,000,000 aggregate principal amount). If you elect to have UBS redeem your Securities, you will receive on the applicable early redemption settlement date, a cash payment per Security equal to the redemption amount, calculated as of the applicable valuation date. After your Securities are redeemed pursuant to an optional early redemption, no further amounts will be owed to you under the Securities.

The “optional redemption period” means the period from, and including, the first business day following the settlement date to, and including the business day that is two trading days prior to the final valuation date. You may only elect to redeem your Securities during the optional redemption period.

Redemption Procedures

The following procedures must be followed in order for your Securities to be redeemed pursuant to the optional early redemption:

(1)	You must deliver an Optional Early Redemption Request in substantially the form attached hereto as Annex A to your broker or other person through whom you hold your Securities (your “Broker”) using a delivery method acceptable to your Broker. Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your Securities for the relevant deadline;
(2)	Your Broker must deliver an Optional Early Redemption Instruction in substantially the form attached hereto as Annex B, to our affiliate via fax and confirm receipt by phone call no later than 12:00 p.m. (New York City time) on any business day during the optional redemption period;
(3)	Our affiliate must acknowledge receipt of the properly completed Optional Early Redemption Instruction in order for your election to be effective. If our affiliate acknowledges receipt of the Optional Early Redemption Instruction on or prior to 3:00 p.m. (New York City time) on any business day during the optional early redemption period, the effective date for your election will be that business day, provided any other requirements relating to the Securities are satisfied. If our affiliate acknowledges receipt of the Optional Early Redemption Instruction after 3:00 p.m. (New York City time) on any business day during the optional early redemption period, the effective date for your election will be the next following business day during the optional early redemption period, provided any other requirements relating to the Securities are satisfied. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion; and
(4)	On or prior to the applicable valuation date and before the early redemption settlement date, we will provide the relevant settlement information to your Broker, and your Broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable early redemption settlement date.

All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable. You must elect to redeem at least 100,000 Securities ($1,000,000 aggregate principal amount) for UBS to redeem your Securities.

Hypothetical Examples of How the Securities Perform

The following examples illustrate the calculation of the redemption amount for a hypothetical offering of the Securities under various scenarios. Each example assumes the following terms*:

Term	Approximately 5 years
Issue Price	$10.35 per Security
Principal Amount	$10.00 per Security
Initial Level	3000
Leverage Factor	2
Early Redemption Level	4050 (135% of the initial level)
Investor Fee	0.55% per annum of the principal amount per Security, accrued daily and subject to a minimum investor fee of $0.055 per Security.
*	The actual initial level and early redemption level will be determined on the trade date. Amounts here have been rounded for ease of analysis.

At Maturity

The following examples assume that the underlying index level never rises above the early redemption level at any time during the observation period, no hedging disruption event occurs during the term of the Securities and the Securities are redeemed at maturity. For purposes of these examples, we have assumed a total interest amount of $0.25 per Security, an investor fee of 0.55% per annum of the principal amount (accrued daily and subject to a minimum investor fee of $0.055 per Security) and a total accrued borrow cost of $0.30. The actual interest amount will depend upon overnight USD LIBOR during the accrual period, which will fluctuate daily, and upon the actual number of calendar days in the accrual period and may result in a substantially different total interest amount. The actual accrued borrow cost will depend upon the excess of overnight USD LIBOR over the Fed Funds Open Rate during the accrual period, each of which will fluctuate daily, and upon the actual number of calendar days in the accrual period and may result in a substantially different total accrued borrow cost.

Example 1

On the final valuation date, the level of the underlying index closes 15% below the initial level. Since the index return is -15%, the redemption amount per $10.00 principal amount of the Securities will be calculated as follows:

$10.00 × [1 – (2 × Index Return)] + Interest Amount – Accrued Borrow Cost – Investor Fee

= $10.00 × [1 – (2 × -15%)] + $0.25 – $0.30 – (2.75% × $10.00)

= $12.68 per Security

In this example, given an initial investment of $10.35, the total return on the Securities is 22.51% while the index return is -15%.

Example 2

On the final valuation date, the level of the underlying index closes 15% above the initial level. Since the index return is 15%, the redemption amount per $10.00 principal amount of the Securities will be calculated as follows:

$10.00 × [1 – (2 × Index Return)] + Interest Amount – Accrued Borrow Cost – Investor Fee

= $10.00 × [1 – (2 × 15%)] + $0.25 – $0.30 –  (2.75 × $10.00)

= $6.68 per Security

In this example, given an initial investment of $10.35, the total return on the Securities is -35.46% while the index return is 15%.

Example 3

On the final valuation date, the level of the underlying index closes equal to the initial level. Since the index return is 0%, the redemption amount per $10.00 principal amount of the Securities will be calculated as follows:

$10.00 × [1 – (2 × Index Return)] + Interest Amount – Accrued Borrow Cost – Investor Fee

= $10.00 × [1 – (2 × 0%)] + $0.25 – $0.30 – (2.75% × $10.00)

= $9.68 per Security

In this example, given an initial investment of $10.35, the total return on the Securities is -6.47% while the index return is 0%.

Upon an Early Redemption Event

The following examples assume that the underlying index level rises above the early redemption level during the observation period and the Securities are automatically redeemed early. For purposes of these examples, we have assumed a total interest amount of $0.05 per Security per annum and a total accrued borrow cost of $0.06 per Security per annum and an investor fee that depends on when the early redemption event occurs, as described under “Indicative Terms — Investor Fee”. The actual interest amount will depend upon overnight USD LIBOR over the accrual period, which will fluctuate daily, and upon the actual number of calendar days in the accrual period and may result in a substantially different total interest amount. The actual accrued borrow cost will depend upon the excess of overnight USD LIBOR and the Fed Funds Open Rate during the accrual period, each of which will fluctuate daily, and upon the actual number of calendar days in the accrual period and may result in a substantially different total accrued borrow cost.

Example 1

An early redemption event occurs prior to the first anniversary of the term of the Securities. On the applicable valuation date, the level of the underlying index closes 40% above the initial level. Since the index return is 40%, the redemption amount per $10.00 principal amount of the Securities will be calculated as follows:

$10.00 × [1 – (2 × Index Return)] + Interest Amount – Accrued Borrow Cost – Investor Fee

= $10.00 × [1 – (2 × 40%)] + $0.03 – $0.04 – (0.55% × $10.00)

= $1.94 per Security

In this example, given an initial investment of $10.35, the total return on the Securities is -81.26% while the index return is 40%.

Example 2

An early redemption event occurs on the second anniversary of the term of the Securities. On the applicable valuation date, the level of the underlying index closes 40% above the initial level. Since the index return is 40%, the redemption amount per $10.00 principal amount of the Securities will be calculated as follows:

$10.00 × [1 – (2 × Index Return)] + Interest Amount – Accrued Borrow Cost – Investor Fee

= $10.00 × [1 – (2 × 40%)] + $0.10 – $0.12 – (1.10% × $10.00)

= $1.87 per Security

In this example, given an initial investment of $10.35, the total return on the Securities is -81.93% while the index return is 40%.

Example 3

An early redemption event occurs on the third anniversary of the term of the Securities. On the applicable valuation date, the level of the underlying index closes 51% above the initial level. Since the index return is 51%, the redemption amount per $10.00 principal amount of the Securities will be calculated as follows:

$10.00 × [1 – (2 × Index Return)] + Interest Amount – Accrued Borrow Cost – Investor Fee

= $10.00 × [1 – (2 × 51%)] + $0.15 – $0.18 – (1.65% × $10.00)

= -$0.40 per Security

Because the redemption amount cannot be negative, the payment on the early redemption settlement date will be $0.00 per Security, and investors will suffer a total loss of the initial $10.35 investment. In this example, the total return on the Securities is -100% while the index return is 51%.

Hypothetical Return Tables

The following table illustrates the redemption amount and total return on a hypothetical offering of Securities with a maturity of approximately 5 years.

Term	Approximately 5 years
Issue Price	$10.35 per Security
Principal Amount	$10.00 per Security
Initial Level	3000
Leverage Factor	2
Early Redemption Level	4050 (135% of the initial level)
Investor Fee*	$0.275 (0.55% per annum of the principal amount, accrued daily and subject to a minimum investor fee of $0.055 per Security)

The actual initial level and early redemption level will be determined on the trade date. For purposes of these examples, we have assumed a total interest amount of $0.25 per Security and a total accrued borrow cost of $0.30 and an investor fee of 0.55% per annum of the principal amount (accrued daily and subject to a minimum investor fee of $0.055 per Security.) The actual interest amount will depend upon the overnight USD LIBOR over the accrual period, which will fluctuate daily, and upon the actual number of calendar days in the accrual period and may result in a substantially different total interest amount. The actual accrued borrow cost will depend upon the excess of overnight USD LIBOR over the Fed Funds Open Rate during the accrual period, each of which will fluctuate daily, and upon the actual number of calendar days in the accrual period and may result in a substantially different total accrued borrow cost.

*	If the Securities are redeemed early and the final valuation date occurs prior to the day occurring 5 years following the settlement date, the investor fee will be less than $0.275.

Final Level	Index Return*	Redemption Amount	Total Return of the Securities* (excluding upfront fee)	Total Return of the Securities* (including upfront fee)
4800.00**	60%**	$0.00	-100.00%	-100.00%
4500.00**	50%**	$0.00	-100.00%	-100.00%
4200.00**	40%**	$1.675	-83.25%	-83.82%
3900.00	30%	$3.675	-63.25%	-64.49%
3600.00	20%	$5.675	-43.25%	-45.17%
3300.00	10%	$7.675	-23.25%	-25.85%
3000.00	0%	$9.675	-3.25%	-6.52%
2700.00	-10%	$11.675	16.75%	12.80%
2400.00	-20%	$13.675	36.75%	32.13%
2100.00	-30%	$15.675	56.75%	51.45%
1800.00	-40%	$17.675	76.75%	70.77%
1500.00	-50%	$19.675	96.75%	90.10%
1200.00	-60%	$21.675	116.75%	109.42%
*	Return figures depicted above are not annualized. Annualized return figures would express a greater percentage loss on an investment in the Securities if they are redeemed early.
**	An early redemption event will occur if either (i) the underlying index is greater than the early redemption level at any time on any index business day during the observation period, including at the close of trading or (ii) a hedging disruption event occurs. Because this final level is greater than the early redemption level, an early redemption event would have occurred (unless such day is the final valuation date).

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the offering of Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section beginning on page PS-15 of the Short Leverage Securities product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Risk of loss with leveraged inverse exposure — The Securities differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Securities at maturity. You can lose all or substantially all of your investment in the Securities. In addition to being subject to the upfront fee, the investor fee and the accrued borrow cost, to the extent that the final level appreciates above the initial level, your loss will be multiplied by the leverage factor, and the return on the Securities will decline at a rate that will exceed the rate of appreciation of the underlying index. If the index return is negative, but the decline in the level of the underlying index is insufficient to offset the effect of the upfront fee, the investor fee and the accrued borrow cost (after taking into account the interest amount), you will have a loss on your investment in the Securities.
♦	The appreciation of the underlying index will negatively affect your returns — The Securities are designed to yield a positive return only if the final level of the underlying index is below its initial level on the applicable valuation date. Due to having inverse exposure to the performance of the underlying index, any increase in the level of the underlying index over the term of your Securities will adversely affect your return on, and the trading value of, the Securities. While the Securities are structured to provide positive leveraged returns in a bearish environment, we cannot assure you of the economic environment during the term of your Securities.
♦	Increased sensitivity to market risk — The return on the Securities is linked to the inverse performance of the underlying index and indirectly linked to the value of the stocks (“index constituent stocks”) comprising the underlying index. Because your investment in the Securities contains a leverage component, changes in the level of the underlying index will have a greater impact on the amount payable on your Securities. In particular, any increase in the closing level of the underlying index as of the applicable valuation date will result in a significantly greater decrease in the amount payable under the Securities at maturity or upon an early redemption.
♦	Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.
♦	Fair value considerations.
♦	The issue price you pay for the Securities will exceed their estimated initial value — The issue price you pay for the Securities will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the upfront fee payable to UBS Financial Services Inc. and the investor fee. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Securities by reference to the formula for determining the redemption amount as if the trade date was the date of redemption. The upfront fee payable to UBS Financial Services Inc. and the investor fee will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date will be less than the issue price you pay for the Securities.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “—Increased sensitivity to market risk” above and is impossible to predict. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities described above. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.
♦	Limited or no secondary market and secondary market price considerations.
♦	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.
♦	Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility of the underlying index; the dividend rate paid on the index constituent stocks; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.

♦	Impact of fees on secondary market prices — All other things being equal, the inclusion in the issue price of the upfront fee payable to UBS Financial Services Inc. and the investor fee is expected to reduce the price at which you may be able to sell the Securities in any secondary market.
♦	The upfront fee, the investor fee and the accrued borrow cost will have a negative effect on the return potential of the Securities — The initial price of each Security exceeds the $10.00 principal amount per Security by the amount of the upfront fee. Because the redemption amount is calculated on the basis of the principal amount and not the issue price, the upfront fee represents an immediate cost to you and will not grow along with any depreciation of the underlying index. In addition, the calculation of the redemption amount includes an accrued borrow cost and an investor fee that reduces the overall return of the Securities. Therefore, if the index return is negative, but the decline in the level of the underlying index is insufficient to offset the effect of the upfront fee, the investor fee and the accrued borrow cost (after taking into account the interest amount), you will have a loss on your investment in the Securities.
♦	The Securities are subject to an automatic early redemption feature that may terminate your leveraged exposure to the underlying index — The Securities will be automatically redeemed early if either (i) the underlying index level at any time on any index business day during the observation period is greater than the early redemption level or (ii) a hedging disruption event occurs. Following an early redemption event due to a breach of the early redemption level, UBS will pay you a redemption amount that will likely be significantly less than your initial investment in the Securities and could be zero. If your Securities are subject to an early redemption, the interest amount will cease to accrue and you will not be entitled to any further payments after the early redemption settlement date, including any payment at maturity, even if the level of the underlying index declines substantially subsequent to the early redemption.
♦	The underlying index level is subject to continuous monitoring during the observation period — For purposes of determining whether an early redemption event has occurred, the underlying index level will be subject to continuous monitoring during the observation period. Because the underlying index level is subject to continuous monitoring, an early redemption event will occur if the underlying index level rises above the early redemption level at any time of day during the observation period. Continuous monitoring of the underlying index may result in an early redemption of your Securities that may not have occurred if the underlying index level were instead subject to monitoring at discrete moments during the observation period.
♦	The potential return from short exposure to the underlying index is limited — Because the Securities offer short exposure to the underlying index, the potential return of the Securities will be limited by the fact that the index return can never be less than -100%.
♦	The daily borrow cost is subject to market conditions which will vary during the term of your Securities — The daily borrow cost is calculated based upon a floating borrow notional and a floating borrow rate. As the underlying index increases, the borrow notional will increase and the accrued borrow cost will increase faster. As any positive spread between overnight USD LIBOR minus the Fed Funds Open Rate increases, the borrow rate will increase and the accrued borrow cost will increase faster. Because the accrued borrow cost negatively impacts any return on your Securities, increases in the underlying index level or in any positive spread between overnight USD LIBOR minus the Fed Funds Open Rate will increase the negative impact of the borrow cost on your Securities.
♦	Reinvestment risk — If the Securities are redeemed prior to maturity pursuant to an early redemption event or optional early redemption, there is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities, if any, in a comparable investment with similar characteristics as the Securities.
♦	Minimum optional early redemption amount — In order to exercise the optional early redemption feature, you must elect to redeem at least 100,000 Securities ($1,000,000 aggregate principal amount). The minimum optional early redemption amount of $1,000,000 stated principal amount of Securities (100,000 Securities) and the procedures involved in any optional early redemption represent substantial restrictions on your ability to cause UBS to redeem your Securities. If you own Securities with an aggregate stated principal amount of less than $1,000,000, you will not be able to cause UBS to redeem your Securities. You may only elect to redeem your Securities during the optional redemption period.
♦	Your optional redemption election is irrevocable — You will not be able to rescind your election to redeem your Securities after your redemption notice is received by UBS. Accordingly, you will be exposed to market risk in the event market conditions change after UBS receives your offer and before the redemption amount is determined on the applicable valuation date.
♦	No interim interest payments — We will not pay you periodic interest during the term of the Securities. The interest amount is included in the calculation of the redemption amount and will only be paid on the early redemption settlement date or maturity date, as applicable. Although the interest amount will be calculated based upon daily compounding, you will not be able to reinvest the accrued interest amount in an alternative investment prior to an early redemption or the maturity date.
♦	No dividend payments — You will not receive any dividend payments or other distributions on any index constituent stocks. Dividends are nominally reinvested in the underlying index each month and may adversely affect the value of your Securities.
♦	Owning the Securities is not the same as owning or taking a short position directly in the index constituent stocks — Owning the Securities is not the same as owning or taking a short position directly in the index constituent stocks. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the index constituent stocks may have.

♦	No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of the underlying index will rise or fall. There can be no assurance that the level of the underlying index will fall below the initial level. The final level of the underlying index will be influenced by complex and interrelated political, economic, financial and other factors, including any dividends paid, that affect the index constituent stocks. You should be willing to accept the risks of owning equities in general and the index constituent stocks in particular, and the risk of losing some or all of your initial investment.
♦	Potential of UBS transactions to impact on price — Trading or transactions by UBS or its affiliates in the underlying index and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying index, may affect the performance of the underlying index and, therefore, the market value of the Securities.
♦	Potential conflict of interest — UBS and its affiliates may engage in business related to the underlying index or index constituent stocks, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of the issuer, will determine the redemption amount and whether an early redemption event has occurred. The calculation agent can postpone the determination of the final level if a market disruption event occurs and is continuing on the final valuation date. As UBS determines the economic terms of the Securities, including the early redemption level, leverage factor, upfront fee and investor fee and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying index to which the Securities are linked.
♦	UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. The index sponsor is not involved in the offer of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.
♦	Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the structuring and distribution of the Securities.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Hedging Disruption Event

The Securities will be subject to an early redemption upon the occurrence of a hedging disruption event. Any of the following will be a hedging disruption event, in each case as determined by the calculation agent:

♦	due to (i) the adoption of, the effectiveness of, or any change in, any applicable law, regulation or rule or (ii) the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law, rule, regulation or order, in each case occurring on or after the trade date for the Securities, the calculation agent determines that it is contrary to such law, rule, regulation or order to purchase, sell, enter into, maintain, hold, acquire or dispose of our or our affiliates’ (A) positions or contracts in securities, options, futures, derivatives or foreign exchange or (B) other instruments or arrangements, in each case, in order to hedge individually or in the aggregate on a portfolio basis our obligations under the Securities (“hedge positions”);
♦	UBS or its affiliates would incur a rate to borrow a material number of the index constituent stocks that is greater than the sum of the reference rate plus 0.50%; or
♦	any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to create, unwind or maintain all or a material portion of any hedge positions with respect to your Securities that we or our affiliates have effected or may effect.

The payment upon a hedging disruption event will be determined pursuant to the equation in “Redemption Amount” on page 5 of this free writing prospectus.

The S&P 500® Total Return Index

We have derived all information contained in this free writing prospectus regarding the S&P 500® Total Return Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor’s Financial Services LLC, a subsidiary The McGraw-Hill Companies, Inc. (“S&P”). UBS has not conducted any independent review or due diligence of any publicly available information with respect to the S&P 500® Total Return Index.

The S&P 500® Total Return Index is a measure of the total return of the stocks comprising the S&P 500 ® Index that includes dividends by adding the daily indexed dividend returns on those stocks to the daily price change of the S&P 500® Index. The S&P 500® Total Return Index reflects both ordinary and special dividends. Ordinary cash dividends are applied on the ex-date in calculating the S&P 500® Total Return Index. “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing corporation. Special dividends are treated as corporate actions with offsetting price and divisor adjustments.

The S&P 500® Total Return Index and the S&P 500® Index are published by S&P. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, the S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500® Index, with the number of companies included in each group as of December 31, 2013 indicated below: Consumer Discretionary (83); Consumer Staples (40); Energy (44); Financials (81); Health Care (55); Industrials (64); Information Technology (65); Materials (31); Telecommunications Services (6); and Utilities (31).

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the S&P 500® Total Return Index.

Historical Information

The following table sets forth the quarterly high and low closing levels for the underlying index, as reported by Bloomberg Professional® service (“Bloomberg”). UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the underlying index on February 5, 2014 was 3,146.49. Past performance of the underlying index is not indicative of the future performance of the underlying index.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/4/2010	3/31/2010	1,943.70	1,744.37	1,936.48
4/1/2010	6/30/2010	2,017.19	1,715.23	1,715.23
7/1/2010	9/30/2010	1,920.84	1,701.86	1,908.95
10/1/2010	12/31/2010	2,117.83	1,902.15	2,114.29
1/3/2011	3/31/2011	2,263.79	2,121.94	2,239.44
4/1/2011	6/30/2011	2,305.76	2,146.45	2,241.66
7/1/2011	9/30/2011	2,298.31	1,903.47	1,930.79
10/3/2011	12/30/2011	2,196.13	1,875.95	2,158.94
1/3/2012	3/30/2012	2,443.64	2,192.40	2,430.67
4/2/2012	6/29/2012	2,449.08	2,214.41	2,363.79
7/2/2012	9/28/2012	2,556.13	2,318.09	2,513.93
10/1/2012	12/31/2012	2,552.05	2,369.32	2,504.44
1/2/2013	3/29/2013	2,770.05	2,560.17	2,770.05
4/1/2013	6/28/2013	2,955.69	2,723.72	2,850.66
7/1/2013	9/30/2013	3,076.81	2,865.48	3,000.18
10/1/2013	12/31/2013	3,315.59	2,955.41	3,315.59
1/2/2014*	2/5/2014*	3,317.75	3,127.87	3,146.49
*	As of the date of this free writing prospectus, available information for the first calendar quarter of 2014 includes data for the period from January 2, 2014 through February 5, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The graph below illustrates the performance of the underlying index from January 3, 2000 to February 5, 2014, based on information from Bloomberg. The dotted line represents a hypothetical early redemption level of 4247.76 which is equal to 135% of the closing level of the underlying index on February 5, 2014. The actual early redemption level will be based on the closing level of the underlying index on the trade date. Past performance of the underlying index is not indicative of the future performance of the underlying index.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page PS-38 of the Short Leverage Securities product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying index. If your Securities are so treated, and if you acquired your Securities upon initial issuance and hold them to maturity, you should generally recognize long-term capital gain or loss upon maturity of your Securities, in each case, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities (including the upfront fee). If Securities become subject to an early redemption event or optional early redemption, you should generally recognize short-term capital gain or loss upon the redemption of your Securities (if you have held your Securities for one year or less).

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-40 of the Short Leverage Securities product supplement, including the possible separate treatment of the upfront fee, interest amount and accrued borrowing cost. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (possibly in excess of any payment and before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal.

It is possible that the IRS may assert that the upfront fee should not be includable in the tax basis of your Securities, and that the borrow costs and dividend equivalent element of the underlying index are separate expenses, so that such amounts should be treated as investment expenses, which for individuals would be deductible only as a miscellaneous itemized deduction. Miscellaneous itemized deductions are generally deductible only to the extent that the aggregate of such deductions exceed 2% of the taxpayer’s adjusted gross income, and are not deductible in determining alternative minimum tax. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect of your Securities. It is also possible that you would be required to include the interest amount in ordinary income either upon the sale, redemption or maturity of the Securities or over the term of your Securities even though you will not receive any payments from us until redemption or maturity of your Securities. There is also a risk that the Internal Revenue Service could assert that the Securities should not give rise to long-term capital gain or loss because the Securities offer exposure to a short investment strategy, or to recognize short-term capital gain or loss in respect of a portion of your Securities any time when an adjustment is made to the underlying components of the Underlying Index.

Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your Securities should end on the date on which the amount you are entitled to receive upon the redemption or maturity of your Securities is determined, even though you will not receive any amounts form the issuer in respect of your Securities prior to the redemption or maturity of your Securities. In such case, you may be treated as having a holding period in respect of your Securities prior to the redemption of maturity of your Securities. In such case, you may be treated as having a holding period in respect of your Securities that is less than one year even if you receive cash upon the redemption of maturity of your Securities at a time that is more than one year after the beginning of your holding period. It is also possible that the Securities could be treated as notional principal contracts. If the Securities were treated as notional principal contracts, you could be required to accrue ordinary income over the term of your Securities, and any gain you recognize upon the maturity of the Securities would generally be treated as ordinary income.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended, should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” on page PS-38 of the Short Leverage Securities product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Section 871(m).  Section 871(m) of the Internal Revenue Code requires withholding (up to 30% depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments made on the Securities on or after January 1, 2016 with respect to certain equity-linked instruments that reference U.S. stocks (including shares included in the index) may be treated as dividend equivalents subject to U.S. withholding tax. Because the Securities provide short exposure with respect to a total return on a U.S. equity index, it is possible that the IRS could assert that there are deemed dividend equivalent payments made to the Issuer in respect of the Securities for purposes of 871(m). However, within the meaning of the proposed regulations (if finalized in their current form), the Issuer is a qualified dealer acting in its capacity as a dealer in the Securities and does not expect to be subject to Section 871(m) with respect to the Securities. Nevertheless, the Issuer will withhold and deposit tax, if any, imposed by Section 871(m) in respect to the Securities. Holders should consult with their own tax advisors regarding the potential application of Section 871(m) and the proposed regulations thereunder in respect of their acquisition and ownership of the Securities.

Medicare Tax on Net Investment Income.  Beginning in 2013, United States holders that are individuals, estates, and certaint rusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. Holders should consult their advisers with respect to their consequences with respect to the 3.8% Medicare tax.

Information Reporting with respect to Foreign Financial Assets.  Under recently enacted legislation, United States holders that are individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” may be required to file information with respect to such assets with their U.S. federal income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax adviser as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders.  Subject to Section 871(m) (as discussed above) and FATCA (as discussed below), we currently do not withhold for tax on payments made to non-U.S. holders of the Securities provided a valid IRS Form W-8 is executed. However, it is possible that future guidance or legislation could require us to withhold on any such payments. In that case we (or the applicable paying agent) may withhold without being required to pay any additional amounts with respect to payments so withheld.

Foreign Account Tax Compliance Act.  The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “pass-thru payments” (i.e., certain payments attributable to wihholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer indentification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. Pursuant to a recently issued Internal Revenue Service Notice, FATCA withholding on “withholdable payments” begins on July 1, 2014, and pursuant to this Notice, withholding tax under FATCA would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on U.S. Treasury Department regulations and interim guidance. Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Proposed Legislation.  Moreover, the House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Non-U.S. holders also are subject to the general rules regarding information reporting and backup withholding described under the heading “Supplemental U.S. Tax Considerations — Non-United States Holders” on page PS-41 of the Short Leverage Securities product supplement.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Supplemental Plan of Distribution (Conflicts of Interest)

We will agree to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents will agree to purchase, all of the Securities at the issue price to public set forth on the cover of this free writing prospectus less an underwriting discount. The upfront fee included in the issue price for the Securities will be distributed to UBS Financial Services Inc. in the form of the underwriting discount as set forth on the cover of this free writing prospectus. The Securities will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. The Agents intend to resell the offered Securities at the original issue price to the public. The Agents may resell the Securities to securities dealers (“Dealers”) at a discount from the original issue price to the public up to the underwriting discount indicated on the cover of this free writing prospectus.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the upfront fee) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as a Leverage Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

♦	Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances, but who can tolerate downside market risk prior to maturity.
♦	Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.
♦	Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.
♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.

ANNEX A

INSTRUCTIONS TO INVESTOR OR AUTHORIZED PARTY:  In order to request an Optional Early Redemption of your Securities, please complete and sign the Optional Early Redemption Request below and deliver it to your broker or other person through whom you hold your Securities (your “Broker”) using a delivery method acceptable to your Broker.

INSTRUCTIONS TO BROKER:  Upon receipt of this Optional Early Redemption Request: (1) please confirm that the information is accurate and (2) please complete an Optional Early Redemption Instruction and follow the instructions set forth therein. A form of Optional Early Redemption Instruction can be found as ANNEX B to the pricing supplement for the Securities dated [•  ].

OPTIONAL EARLY REDEMPTION REQUEST
(to be completed by investor or authorized party)

To:
   (Name of broker or other person through whom you hold your securities (your “Broker”))

Subject:  UBS AG Short Leverage Securities Notice of Early Redemption, CUSIP No. [•  ] (the “Securities”)

Name of account holder:

Account number:

Broker contact name:

Number of Securities to be redeemed:
(minimum 100,000 Securities)

I hereby irrevocably request the early redemption of the Securities described above.

I understand that these Securities will not be redeemed unless my Broker properly completes and delivers an Early Redemption Instruction to UBS Securities LLC and the requirements specified in the product supplement, dated September 14, 2012, and the pricing supplement, dated [•  ], relating to the Securities (the “Offering Documents”) are satisfied.

Provided all requirements are satisfied, I understand that the valuation date for these Securities will be the first trading day following the redemption notice date, as described in the Offering Documents (subject to postponement upon the occurrence of a market disruption event as described in the Offering Documents).

Signed,

Name:

Telephone:

E-mail:

Date:

A-1

ANNEX B

INSTRUCTIONS TO BROKER:  In order to request an Optional Early Redemption of your client's Securities: (1) please complete and sign the Optional Early Redemption Instruction below and fax it to UBS Securities LLC at 203-719-0943 and (2) please call UBS Securities LLC at 203-719-3300 to confirm the instruction has been received. Once UBS Securities LLC provides you with the relevant settlement information, please contact your DTC settlements area to book the transaction.

OPTIONAL EARLY REDEMPTION INSTRUCTION
(to be completed by Broker)

To: UBS Securities LLC

Subject: UBS AG Short Leverage Securities Notice of Early Redemption, CUSIP No. [•  ] (the “Securities”)

A holder of the Securities has irrevocably elected to exercise the Optional Early Redemption with respect to the number of Securities indicated below.

Number of Securities to be redeemed:
(minimum 100,000 Securities)

DTC # (and any relevant sub-account):

Contact name for DTC settlements:

Contact telephone for DTC settlements:

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Valuation Date with respect to the number of Securities specified above at a price per Security equal to the Redemption Amount, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Early Redemption Settlement Date.

The undersigned acknowledges that if UBS Securities LLC acknowledges receipt of this Optional Early Redemption Instruction on or prior to 3:00 p.m. (New York City time) on any business day, the effective date for this election will be that business day, provided any other requirements in the product supplement, dated September 14, 2012 and the pricing supplement, dated [•  ], relating to the Securities (the “Offering Documents”) are satisfied. If UBS Securities LLC acknowledges receipt of this Optional Early Redemption Instruction after 3:00 p.m. (New York City time) on any business day, the effective date for this election will be the next following business day, provided any other requirements relating to the Securities in the Offering Documents are satisfied.

Signed,

(Name of Broker)

By:

Title:

Telephone:

Fax:

E-mail:

SETTLEMENT INFORMATION
(to be completed by UBS Securities LLC and returned to Broker)

DTC #:	642	Price per Security:

Contact name for DTC settlements:		Valuation Date:
Contact telephone for DTC settlements:		Early Redemption Settlement Date:

B-1